Exhibit 99.1

CORMEDIX INC. ANNOUNCES RESUBMISSION of NEW DRUG APPLICATION FOR DEFENCATH

Berkeley Heights, NJ – February 28, 2022 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that it has resubmitted the New Drug Application (NDA) for DefenCath to address the Complete Response Letter (CRL) issued by the U.S. Food and Drug Administration (FDA) a year ago. In parallel, the Company’s third-party manufacturer submitted responses to the deficiencies identified at the manufacturing facility in the Post-Application Action Letter (“PAAL”) issued by the FDA concurrently with the CRL.

DefenCath is being developed as a catheter lock solution with an initial indication of use for the reduction of catheter-related bloodstream infections (CRBSIs) in patients with renal failure who are receiving chronic hemodialysis via a central venous catheter. The FDA has 30 days to review the submission for completeness to accept for filing and provide guidance on the review timeline.

Dr. Phoebe Mounts, General Counsel and Head of Technical Operations at CorMedix noted “The CorMedix team will continue to work collaboratively with FDA and our contract manufacturer during the review process for the resubmitted NDA and responses to the PAAL. We believe that we and the manufacturer have adequately addressed the concerns the Agency identified in the CRL and PAAL. As CorMedix has previously announced, FDA has stated that satisfactory resolution of the deficiencies may require a preapproval inspection of the manufacturing facility.”

Dr. Matt David, CorMedix interim CEO, commented, “We are pleased to have resubmitted the NDA for DefenCath and appreciate the tremendous efforts of the CorMedix team as well as our third-party manufacturer. We intend to provide updates as appropriate during the review process.”

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product DefenCath™, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the original NDA received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed. The Company received a Complete Response Letter from FDA stating that the NDA could not be approved until satisfactory resolution of deficiencies at the contract manufacturing facility, including in-process controls for the filling operation. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations. It is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with programs in surgical sutures and meshes, and topical hydrogels. The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. Neutrolin® is CE Marked and marketed in Europe and other territories as a medical device. For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the DefenCath development path for marketing authorization; the resources needed to secure approval of the new drug application for DefenCath from the FDA; our ability to address the deficiencies identified at our CMO in connection with the manufacture of DefenCath; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of DefenCath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. We continue to assess to what extent the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

(617) 430-7576

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